Rand Capital Announces Net Asset Value of $3.87 per Share, One New Investment, Three Follow-On Investments and Election of Directors

BUFFALO, NY -- (Marketwire - May 02, 2013) - Rand Capital Corporation ("Rand") (NASDAQ: RAND)

  Net Asset Value is $3.87 per share, $.26 or 7% growth over the prior year
  Notable investments during the quarter included $250,000 in a new investment in GiveGab, Inc. and $750,000 in follow-on investments in three portfolio companies
  Total assets of $25.6 million
  Election of Directors
  Carolina Skiff, LLC recognized as #1 fiberglass boat builder in 2012

Rand Capital Corporation ("Rand") (NASDAQ: RAND) announced its March 31, 2013 net asset value of $25.6 million, or $3.87 per share, representing a $.03 per share decrease from December 31, 2012, and a $.26 per share increase from March 31, 2012. Rand's decreased net asset value is primarily attributable to the lower public market share price of Rand's Synacor holdings.

Portfolio activity during the first quarter of 2013 included:

  GiveGab, Inc. (Ithaca, NY) (www.givegab.com) - Preferred equity investment of $250,000. GiveGab is a social network dedicated to helping volunteers and nonprofit organizations interact on a local level in their communities.
  Chequed.com, Inc. (Saratoga Springs, NY) (www.chequed.com) - $500,000 follow-on investment in additional shares of Series A Preferred stock. Chequed.com is a predictive employee selection and development software company.
  Mezmeriz, Inc. (Ithaca, NY) (www.mezmeriz.com) - $100,000 follow-on investment in the form of a Convertible Promissory Note. Mezmeriz is a micro-electronic mechanical systems (MEMS) developer enabling efficient, wide-angle, Pico projectors to be embedded in mobile devices.
  Mid America Brick & Structural Clay Products, LLC (Mexico, MO) (www.midamericabrick.com) - $150,000 follow-on investment in the form of a Debtor in Possession Promissory Note following its bankruptcy which resulted in a $1 million realized loss over the quarter. Mid America Brick manufactures face brick for residential and commercial construction.
  Synacor, Inc. (Buffalo, NY) (www.synacor.com) - Rand holds 453,643 shares, valued at $1.3 million ($2.95 per share) at March 31, 2013. Rand also sold 227,000 shares during the quarter generating a $1.1 million realized gain.

Allen F. Grum, President of Rand Capital, stated, "Strong portfolio results in the form of dividends and interest income were offset by continued deteriorations in the price of Synacor shares. While disappointing, we continue to hold 453,643 shares of Synacor with an average cost of $1.42 per share and are evaluating our investment strategy with this publicly held stock."

Election of Directors

At Rand's 2013 Annual Meeting of Shareholders the following Directors were elected: Allen F. Grum, Erland E. Kailbourne, Ross B. Kenzie, Reginald B. Newman, II, Jayne K. Rand and Robert M. Zak. Rand's Board of Directors also re-appointed Mr. Newman as Chairman of the Board.

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business. Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL
Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiary provide capital and managerial expertise to small and medium sized private companies primarily located in the Northeast U.S. Rand is traded on the NASDAQ under the symbol "RAND" and is headquartered in Buffalo, NY. www.randcapital.com

Investor Contact:
Allen F. Grum
President
716-853-0802
pgrum@randcapital.com